Exhibit (c)(7)

Deutsche Bank CONFIDENTIAL Corporate Banking & Securities

Discussion materials

Project Fresh

July 15, 2013

Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

DRAFT

“IMPORTANT: This presentation (the “Presentation”) has been prepared by Deutsche Bank’s investment banking department exclusively for the benefit and internal use of the recipient (the “Recipient”) to whom it is addressed. The Recipient is not permitted to reproduce in whole or in part the information provided in this Presentation (the “Information”) or to communicate the Information to any third party without our prior written consent. No party may rely on this Presentation without our prior written consent. Deutsche Bank and its affiliates, officers, directors, employees and agents do not accept responsibility or liability for this Presentation or its contents (except to the extent that such liability cannot be excluded by law).

Statements and opinions regarding the Recipient’s investment case, positioning and valuation are not, and should not be construed as, an indication that Deutsche Bank will provide favourable research coverage of the Recipient or publish research containing any particular rating or price target for the Recipient’s securities.

This Presentation is (i) for discussion purposes only; and (ii) speaks only as of the date it is given, reflecting prevailing market conditions and the views expressed are subject to change based upon a number of factors, including market conditions and the Recipient’s business and prospects. The Information, whether taken from public sources, received from the Recipient or elsewhere, has not been verified and Deutsche Bank has relied upon and assumed without independent verification, the accuracy and completeness of all information which may have been provided directly or indirectly by the Recipient. No representation or warranty is made as to the Information’s accuracy or completeness and Deutsche Bank assumes no obligation to update the Information. The Presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by Deutsche Bank. The analyses contained in the Presentation are not, and do not purport to be, appraisals of the assets, stock, or business of the Recipient. The Information does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

The Presentation is not exhaustive and does not serve as legal, accounting or tax advice. Nothing herein shall be taken as constituting the giving of investment advice and this Presentation is not intended to provide, and must not be taken as, the basis of any decision and should not be considered as a recommendation by Deutsche Bank. Recipient must make its own independent assessment and such investigations as it deems necessary. In preparing this presentation Deutsche Bank has acted as an independent contractor and nothing in this presentation is intended to create or shall be construed as creating a fiduciary relationship between the Recipient and Deutsche Bank.”

Deutsche Bank DRAFT Corporate Banking & Securities

Illustrative timeline

Tender offer process – assumes no cooperation from Dawn

Illustrative timeline Sensitivity

July August September Oct

Weeks: 17 24 1 8 15 22 29 5 12 19 26 2 9 16 23 30 7 14 21

Board forms Special Committee (“SC”) and hires advisors DHM / advisors meeting with SC / advisors ocess DHM requests access to confidential information; NDA negotiations p r Dawn starts providing information DHM advisors conduct due diligence DHM sends letter to SC to express concerns over timetable negotiations Preparation of tender offer documentation

/

SC Pricing decision

Launch of tender offer with 90% minimum condition

SC issues recommendation 10 days after launch of tender offer Banks review DD info In person due diligence session with Dawn Banks provide commitments financing Meetings with rating agencies Debt Funding through bridge Launch and market loan / HY notes Permanent financing closing Due diligence—all banks Van Meetings with rating agencies i—financing Banks provide commitments on loan portion Flex Launch and market HY notes Financing closing Offer outstanding(a) Minimum period of 20 business days p /reg process HSR waiting period 2 weeks Ap Execute short-form merger (assumes squeeze out threshold)

Deutsche Bank (a) May be extended in connection with a litigation settlement; in that case, can close Flexi-Van financing into escrow. DRAFT 1

Corporate Banking & Securities

Illustrative timeline

Proxy process

Illustrative timeline Sensitivity

July August September October November Dec

Weeks: 17 24 1 8 15 22 29 5 12 19 26 2 9 16 23 30 7 14 21 28 4 11 18 25 1

Board forms Special Committee (“SC”) / hires advisors process DHM / advisors meeting with SC / advisors DHM requests access to confidential info; NDA neg. s iation Dawn starts providing information DHM advisors conduct due diligence got ne SC discussion: proposal/resp/Lazard pres. Timing will depend on speed of Lazard

/ ee DHM / SC Chairman meet to discuss response Expect meeting week after SC discussion

4-6 week market check; SC could agree to Negotiations / potential market check Committ a go-shop deal without a market check DHM / SC agree on price Special Negotiation of definitive agreements 2-3 weeks Transaction signing / announcement DB reviews DD info and prepares summary for other banks ing Other banks invited nc fina Due diligence—all banks Banks provide commitments Debt Meetings with rating agencies Launch and market loan / HY notes Financing pricing / closing Due diligence—all banks Van Meetings with rating agencies—inancing Banks provide commitments on loan portion Flexi f Launch and market HY notes Financing pricing / closing s Finalize and file proxy 2-3 weeks Tender process SEC review (including comments) 4 week minimum proces could save up to Shareholder review 4 week minimum 6 weeks App/reg HSR waiting period 4 weeks Shareholder vote

Deutsche Bank DRAFT 2 Corporate Banking & Securities

Illustrative pro forma capitalization

$13.00 per share // $200 million DHM contribution

Transaction assumptions

Purchase price	13.00
Total diluted shares outs.	90.6
Equity value	$1,177
Net debt	389
TEV	$1,566
LTM 6/30/13E EBITDA	$171
Imp. LTM purchase mult.	9.2x
Imp. 2014E purchase mult	9.6x
Total lev. at purchase	6.1x
DHM share ownership	35.6
DHM % ownership[a]	39.3%
DHM $ ownership	$462
Float shares[a]	55.0
Float %[a]	60.7%
Float $ amount	$715

Sources of funds

New senior notes	$340
New term loan B	675
DHM cash contribution	200
Roll DHM equity[c]	462
Cash from balance sheet	230
Total sources	**$1,907**

Uses of funds

Purchase non-DHM equity[c]	$715
Roll DHM equity[c]	462
Repay existing term loan B	675
Est. fees, expenses and OID	55
Total uses	**$1,907**

Pro forma capitalization

	As of 6/30/2013E	Net mult. of LTM EBITDA at 6/30/2013E	Adjustments +	Adjustments -	Pro forma 6/30/2013E	Net mult. of LTM EBITDA at 6/30/2013E	Net mult. of LTM EBITDA at 9/30/2013E	% of pro forma capitalization
Cash	$310			($230)	$80			
Revolver ($150 million)[a]	--				--			
Existing term loan B	675			(675)	--			
New term loan B	--		675		675			39.7%
Total secured debt	**$675**	**2.1x**			**$675**	**3.5x**	**4.0x**	**39.7%**
New senior notes	--		340		340			20.0%
Other debt	24				24			1.4%
Total debt	**$699**				**$1,039**			
Net debt	**$389**	**2.3x**			**$959**	**5.6x**	**6.4x**	**61.1%**
Existing common equity[b]	917		462	(917)	462			27.2%
New DHM common equity	--		200		200			11.8%
Total capitalization	**$1,616**				**$1,701**			
Net capitalization	**$1,306**	**7.6x**			**$1,621**	**9.5x**	**10.8x**	**100.0%**
Credit statistics:								
LTM 6/30/13E EBITDA	$171				$171			
LTM 9/30/13E EBITDA	$150				150			
Interest expense, net	27				69			
Capital expenditures[d]	62				62			
EBITDA / int exp	6.3x				2.5x			
(EBITDA - capex) / int exp	4.0x				1.6x			
Total debt / LTM 6/30 EBITDA	**4.1x**				**6.1x**			
Total debt / LTM 9/30 EBITDA	**4.7x**				**6.9x**			

Note: Cash balance adjusted for $33mm initial payment in July 2013 for new container ships Dawn recently agreed to purchase and includes $52m of current European trapped cash.
(a) Undrawn as of 07/10/2013.
(b) Basic shares outstanding per 1Q 2013 10Q, as of 03/23/13.
(c) Based on a share price of $13.00.
(d) Excludes special project capex.

DRAFT

Deutsche Bank
Corporate Banking & Securities

3

Summary financials

$13.00 per share // $200 million DHM contribution

($ in millions) Fiscal year ended December 31, PF LTM

2012A 2013E 2014E 2015E 2016E 2017E 6/30/13E

Revenues $4,247 $4,323 $4,458 $4,498 $4,620 $4,746 $4,875

% growth (11.1%) — 5.0% 0.9% 2.7% 2.7% 2.7%

Gross profit 368 375 357 408 423 435 447

% margin 8.7% 8.7% 8.0% 9.1% 9.2% 9.2% 9.2%

EBITDA 172 171 155 164 169 182 183

% margin 4.0% 3.9% 3.5% 3.6% 3.7% 3.8% 3.8%

Capital expenditures(a) 60 62 67 75 74 76 78

% margin 1.4% 1.4% 1.5% 1.7% 1.6% 1.6% 1.6%

“Go-forward” PF Pro Forma Stub

Free cash flow summary LTM 6/30/13E LTM 6/30/13E Q3-Q4 ‘13E 2014E 2015E 2016E 2017E

EBITDA 171 171 32 164 169 182 183 Less: Interest expense, net (69) (69) (36) (70) (67) (66) (65) Less: Cash taxes @ 20% (7) (7) (2) (10) (15) (18) (18) Less: Change in working capital 0 (47) 17 6 7 7 7 Less: Maintenance capex (35) (35) (18) (35) (35) (35) (35) Less: Other cash flow items (26) (26) (10) (21) (14) (14) (14) Plus: Asset sales 23 23 21 50 50 50 50

FCF avail. before growth capex 57 10 4 85 94 105 108

FCF % of total debt 5.5% 1.0% 0.3% 7.9% 9.2% 10.9% 11.9%

Less: Growth capex (27) (27) (32) (40) (39) (41) (43) Less: Special project capex 0 (30) 0 0 0 0 0

FCF available for debt paydown 30 (47) (28) 44 55 64 64

FCF % of total debt 2.9% NM (2.7%) 4.1% 5.4% 6.6% 7.1%

Cumulative free cash flow (28) 16 71 135 200 Pro forma credit statistics

Cash 80 80 80 80 80 80 Revolver 0 28 0 0 0 0 New term loan B 675 675 659 604 540 476 Senior notes 340 340 340 340 340 340 Other debt 24 24 24 24 24 24

Total debt $1,039 $1,067 $1,023 $968 $904 $839

Estimated collateral base 2,869 2,880 2,870 2,860 2,851 2,844 Total debt coverage 2.8x 2.7x 2.8x 3.0x 3.2x 3.4x Total debt / EBITDA 6.1x 6.9x 6.2x 5.7x 5.0x 4.6x Net debt / EBITDA 5.6x 6.4x 5.7x 5.3x 4.5x 4.1x EBITDA / Interest (a) 2.5x 2.2x 2.3x 2.5x 2.8x 2.8x (EBITDA—Capex) / Interest 1.6x 1.2x 1.3x 1.4x 1.6x 1.6x Deutsche Bank Note: “Go-forward” PF LTM 6/30/13E column assumes normalized change in working capital and exlcudes special project capex. 4 Corporate Banking & Securities (a) PF LTM 6/30/13E and 2013E exclude $30 million of special project capex. DRAFT